See earlier versions of this document for initial filing and Pre-Effective Amendment No. 1. As filed with the Securities and Exchange Commission on February 9, 1998

Registration Statement No. 333-37217


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           -------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                        WASTE SYSTEMS INTERNATIONAL, INC.
                       (f/k/a BIOSAFE INTERNATIONAL, INC.)
             (Exact name of Registrant as specified in its charter)

       Delaware                                                 95-4203626
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                           Identification No.)
                                10 Fawcett Street
                               Cambridge, MA 02138
                                 (617) 497-4500

   (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                         -------------------------------

                                PHILIP W. STRAUSS
                                    President
                        WASTE SYSTEMS INTERNATIONAL, INC.
                                10 Fawcett Street
                               Cambridge, MA 02138
                                 (617) 497-4500

           (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                          ----------------------------

                                 With a copy to:

                             THOMAS P. STORER, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000
                          ----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                          -----------------------------
        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 9, 1998
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             PRELIMINARY PROSPECTUS


                                35,577,304 Shares

                        WASTE SYSTEMS INTERNATIONAL, INC.

                                  Common Stock

                              -------------------

        All of the shares of common stock, $.001 par value per share (the "Common Stock"), offered hereby (the "Shares") are being registered for the account of certain stockholders of Waste Systems International, Inc. (f/k/a BioSafe International, Inc.) ("Waste Systems" or the "Company"), or their pledgees, named herein (collectively, the "Selling Stockholders"). The Shares have been or are to be issued upon the election of such Selling Stockholders to convert certain shares of Series A Preferred Stock, $.001 par value per share (the "Preferred Stock"), of the Company into shares of Common Stock. See "Plan of Distribution" and "Selling Stockholders." The registration of the shares of Common Stock offered hereby does not necessarily mean that the Selling Stockholders will elect to convert all or any of their shares of Preferred Stock or that, upon such conversion, any shares of Common Stock will be offered or sold by the Selling Stockholders.

        Each of the Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required by law, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

        The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

        The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

        The Common Stock is traded on The Nasdaq SmallCap Market (the "Nasdaq Market") under the symbol "WSI." On February 5, 1998, the last reported sales price for the Common Stock on the Nasdaq Market was $0.72 per share.


        See "Risk Factors" on pages 2 to 4 for a discussion of certain material factors that should be considered in connection with an investment in the Common Stock offered hereby.

                               -------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 -------------------


                          The date of this Prospectus is , 1998

                                  RISK FACTORS


        This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The
Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company include, but are not limited to, changes in: economic conditions generally and the waste management industry specifically and legislative/regulatory changes (including changes to laws governing the waste management industry). These risks and uncertainties, together with those stated below should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

        Prospective investors should carefully consider the following factors, in addition to other matters set forth or incorporated in this Prospectus, prior to making an investment decision regarding the shares of Common Stock offered hereby.

        Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. Waste Systems is a Development Stage Company. From its inception through December 31, 1996, the Company suffered a net loss of approximately $23,217,000 on revenues of approximately $2,840,000. In fiscal years 1995 and 1996, the Company suffered net losses of approximately $7,870,000 and approximately $13,889,000, respectively, on revenues of approximately $1,344,000 and approximately $1,495,000, respectively. Waste Systems had an accumulated operating deficit at September 30, 1997 of $26,230,996. Prospects for future profitability are heavily dependent on the success of Waste Systems' ability to build an integrated solid waste management company, and its landfill remodeling projects. In addition to immediate capital needs, the Company must raise substantial additional capital to bring to commercial viability all of its currently planned projects and must achieve a level of revenues adequate to support its cost structure. There can be no assurance about the Company's ability to raise additional capital, achieve an adequate level of revenues or continue as a going concern.

        The Independent Auditors' Report of KPMG Peat Marwick LLP from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 states that the "the Company must raise substantial additional capital and must achieve a level of revenues adequate to support the Company's cost structure, which raises substantial doubt about [the Company's] ability to continue as a going concern." The insolvency of the Company could adversely affect certain of its contracts. For instance, Section 6.2(c) of the Company's contract with ScotSafe Limited ("ScotSafe"), dated as of February 6, 1996, allows ScotSafe to terminate the contract at its option upon the Company's insolvency.

        Possible Delisting of Securities from the NASDAQ Market. The Company's Common Stock is traded on The NASDAQ SmallCap Market. Recent changes in the Nasdaq listing requirements provide that, as of February 22, 1998, in order to continue to qualify for quotation on the NASDAQ Market, the Company must have, among other things, at least $2,000,000 in net tangible assets (net tangible assets means total assets, excluding goodwill, minus total liabilities), a public float of 500,000 shares (public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding) and a minimum bid price for shares of its Common Stock of $1.00 per share. As of February 5, 1998, the minimum bid price for shares of the Company's Common Stock was $0.72 per share. Accordingly, if the minimum bid price of the Company's Common Stock does not increase to at least $1.00 per share by February 22, 1998, the Company's Common Stock will not be eligible for continued quotation on the NASDAQ Market. The loss of continued listing on the NASDAQ Market may, inter alia, cause a decline in share price, reduce news coverage of the Company and make it more difficult for the Company to obtain subsequent financing. The Company is currently considering implementing a reverse stock split, which would have the effect of increasing the per share price of its Common Stock. No assurances can be given, however, that the Company will undertake or consummate a reverse stock split or that the per share price of the Company's Common Stock will remain above $1.00 per share for an extended period of time following a reverse stock split.

        Risk of Limited Liquidity. The Company has limited liquidity in relation to its short-term capital commitments and operating cash requirements. The Company's ability to satisfy its commitments and operating requirements is dependent on a number of pending financing activities which are not assured of successful completion. Any failure of the Company to obtain sufficient financing in the short run would have a materially adverse effect on the Company's financial condition and operations.

        Initial Commercialization Stage; Limited Operating History. To date, although Waste Systems has conducted significant testing of methods and processes based on its size reduction and materials handling technology, Waste Systems has not yet carried through a landfill remodeling project to completion. Final development and operation may be subject to engineering and construction problems such as cost overruns and start up delays resulting from technical or mechanical problems, unfavorable conditions in the equipment or labor market, or environmental permitting and other regulatory problems, as well as other possible adverse factors. There can be no assurance that Waste Systems will be successful in developing and implementing commercial landfill remodeling projects, or that any such development can be accomplished without excessive cost or delay.

        Potential Environmental Liability and Adverse Effect of Environmental Regulation. Waste Systems' business exposes it to the risk that it will be held liable if harmful substances escape into the environment as a result of its operations and cause damages or injuries. Moreover, federal, state and local environmental legislation and regulations require substantial expenditures and impose significant liabilities for noncompliance.

        Potential  Adverse  Community   Relations.   The  potential  exists  for
unexpected delays, costs and litigation resulting from community resistance and concerns relating to specific projects in various communities.

        Unpredictability of Patent Protection and Proprietary Technology. Waste Systems' success depends, in part, on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. While Waste Systems has been issued a U.S. patent and certain related foreign patents on certain of its size reduction and materials handling technology with particular reference to landfill remodeling and on its CFA medical waste treatment system, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of Waste Systems' processes or design around any processes on which Waste Systems has or may obtain patents. In addition, it is possible that third parties may have or acquire licenses for other technology that Waste Systems may use or desire to use, so that Waste Systems may need to acquire licenses to, or to contest the validity of, such patents of third parties relating to Waste Systems' technology. There can be no assurance that any license required under such patents would be made available to Waste Systems on acceptable terms, if at all, or that Waste Systems would prevail in any such contest. Moreover, Waste Systems could incur substantial costs in defending itself in suits brought against Waste Systems or in bringing suits against other parties related to patent matters.

        Risks Attendant to Company Growth. The Company expects to experience significant growth in its business. This growth will continue to place significant demands on the Company's management, resources and operations. To manage its growth efficiently, the Company will be required to continue to improve its operational, financial and management information systems and to hire and train new employees and manage its current employees. The Company's failure to manage growth effectively could have a material adverse effect on the Company's business and financial performance.

        Competition. The markets in which Waste Systems competes are characterized by several large companies and numerous small companies. Any of these companies may develop technologies superior to Waste Systems' technology. Many of Waste Systems' potential competitors are large companies with substantially greater financial resources than Waste Systems'. To the extent these potential competitors offer comparable technologies, Waste Systems' ability to compete effectively could be adversely affected.

        In addition to patent protection, Waste Systems also relies on trade secrets, proprietary know-how and technology which it seeks to protect, and confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements and other steps taken by Waste Systems will be effective to protect Waste Systems' technology against unauthorized use by others.

        Dependence on Key Management and Qualified Personnel. Waste Systems is highly dependent upon the efforts of its senior officers, Philip Strauss, President and Chief Executive Officer, and Robert Rivkin, Vice-President and Chief Financial Officer, and other senior management. The loss of the services of one or more of these employees might have a material adverse effect on the Company. Waste Systems does not currently maintain key man insurance on any of its personnel. Waste Systems' future success will depend in large part upon its ability to attract and retain additional highly skilled managerial and technical personnel. Waste Systems faces competition for hiring such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that Waste Systems will be successful in attracting and retaining qualified personnel as required for its projected operations.

        Dilution of Existing Stockholders. As of February 5, 1998, there were 19,482,074 shares of the Company's Common Stock issued and outstanding. As of the same date, the Selling Stockholders had, in the aggregate, the right to convert their shares of Preferred Stock into 32,917,306 shares of Common Stock. Accordingly, the conversion by the Selling Stockholders of shares of Preferred Stock into shares of Common Stock would substantially dilute holders of the Company's Common Stock.


                                THE COMPANY

General

        Waste Systems is a regional fully integrated non-hazardous solid waste management company that is also engaged in the business of rehabilitating landfills to permit their continued operation with increased capacity in an environmentally sound manner, a procedure referred to by Waste Systems as "landfill remodeling." Waste Systems has developed technologies for the handling of waste materials for use in landfill remodeling.

        The Company, in January 1997, through an 80% owned subsidiary, entered the waste collection business in the State of Vermont as its initial step to develop fully integrated solid waste management operations in markets where it believes it can maximize utilization of Company owned or operated landfills through such integration. An integrated solid waste management company offers disposal, collection, transfer and recycling services. Accordingly, the Company is in the initial stages of investigating potential acquisitions of waste collection, transfer and/or disposal operations which would be integrated with current or future landfill acquisitions or landfill remodeling projects.

        As discussed above, Waste Systems is focusing its resources and activities on the development of an integrated solid waste management business. With the implementation of Subtitle D Regulations and a growing scarcity of urban-center disposal sites, solid waste disposal continues to move further out from these urban centers. The Company believes that through utilization of its landfill remodeling process, it will be able to acquire and develop landfill capacity in or near urban metropolitan areas. On an integrated basis, this will provide the Company with a geographical and logistical competitive advantage because the Company's operations will be more centrally located as compared to its competitors whose operations will extend out longer distances from disposal sites.

        The Company is currently maintaining ownership of its infectious medical waste disposal technology, which is fully developed, requires no further development costs and is outside the Company's core business.

        The Company's principal executive offices are located at 10 Fawcett Street, Cambridge, Massachusetts 02138; its telephone number is (617) 497-4500. The Company was incorporated in Nevada in 1989 as Zoe Capital Corp. and had no operations until March 29, 1995. On that date, the Company acquired BioSafe, Inc., a Delaware corporation, through a merger with a subsidiary of the Company, and changed its name to "BioSafe International, Inc." In October 1997, the Company was reincorporated as "Waste Systems International, Inc." under the laws of the State of Delaware, pursuant to a reincorporation merger.

The Preferred Stock Offering

        On June 30, 1997, the Company closed a Regulation "D" private placement of Series "A" Convertible Preferred Stock which raised net proceeds of approximately $9.2 million. As part of the private placement, and included in the $9.2 million, the Company converted approximately $570,000 in bank debt into Preferred Stock and acquired the minority interest in Waste Professionals of Vermont, Inc. for $850,000 of Preferred Stock.

        The Preferred Stock was sold at a price of $100 per share, bears an 8% annual cumulative dividend, and is convertible into Common Stock at a conversion price of $0.28125 per share of Common Stock, which conversion price may be reset to a lower conversion price upon the occurrence of certain events. The dividend is payable in cash or in additional shares of Preferred Stock at the Company's option and is subject to adjustment after three years. The Preferred Stock is also redeemable at the Company's option after one year, subject to certain trading requirements.

Recent Acquisitions

        On June 19, 1997, the Company signed an agreement with the Chittenden Solid Waste District (the "CSWD") to lease/purchase the CSWD's permitted transfer station in Burlington, Vermont, and assumed operations of the transfer station on October 6, 1997. This transaction provides the Company with greater access to the Burlington, Vermont and surrounding area markets, Vermont's most populated and industrialized community. As of September 1, 1997, the Company started receiving waste from CSWD at its landfill.

        On November 20, 1997, the Company entered into a purchase and sale agreement to acquire the 700 acre municipal solid waste landfill in Hopewell Township, Pennsylvania. The purchase price of approximately $6 million will be paid primarily by the assumption of debt on the facility. The existing three million cubic yard landfill consists of five permitted cells, one of which is currently being utilized. In addition, the Company has identified additional room for expansion at the landfill. The transaction is expected to close during the first quarter of 1998.

        The Company is in preliminary discussions regarding other possible acquisitions, including landfills, transfer stations and hauling operations, but no binding agreements or understanding for any such acquisitions exists at this time, and no assurance can be given that the Company will be able to complete any such acquisitions.

                             REGISTRATION RIGHTS

        The registration of the shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part will discharge certain of the Company's obligations under the terms of a Registration Rights Agreement dated as of June 30, 1997 with the holders of the Preferred Stock (the "Registration Rights Agreement").

        Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses of effecting the registration of such shares of Common Stock (other than brokerage and underwriting commissions). The Company also has agreed to indemnify each Selling Stockholder under the Registration Rights Agreement and its officers, directors and other affiliated persons and any person who controls any Selling Stockholder against all losses, claims, damages and expenses arising under the securities laws or otherwise in connection with the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto, subject to certain limitations. In addition, the Selling Stockholders under the Registration Rights Agreement agreed to indemnify the Company and its directors, officers and any person who controls the Company against any losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto, but only to the extent such loss, claim, damage or expense relates to written information furnished to the Company by such Selling Stockholder expressly for use in the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto.

                              SELLING STOCKHOLDERS

The following table sets forth certain information known to the Company with respect to the Selling Stockholders, including the number of shares of Common Stock beneficially owned by each Selling Stockholder, the number of Shares registered hereby, and the number and percentage of shares of Common Stock held by each Selling Stockholder before the Offering and, assuming the sale of all registered Shares, after the Offering. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, each Selling Stockholder will receive all of the net proceeds from the sale of his, her or its respective Shares offered hereby. The amounts set forth are to the best of the Company's knowledge.


                                           Shares  Beneficially          Shares to be
                                              Owned Prior to            Registered and     Shares Beneficially
                                                Offering                  Sold in         Owned After Offering
          Beneficial Owner                 Number(1)   Percent(2)         Offering        Number(1)   Percent(2)
Risk Reward Fund Limited................   1,066,666       2.04%          1,066,666         0               0
VMR High Octane Fund LTD................   1,066,666       2.04%          1,066,666         0               0
Valux S.A...............................     400,000       *                400,000
Herb Stein..............................     400,000       *                400,000         0               0
Richard Brothers........................   3,022,222       5.77%          3,022,222         0               0
FDIC-for Boston Trade Bank in liquidation              2,488,888              4.75%     2,488,888           0          0
Fritas AS...............................   1,066,666       2.04%          1,066,666         0               0
Corner Bank LTD.........................     161,421       *                161,421         0               0
Simone Haggiag..........................      88,888       *                 88,888         0               0
Banca Del Gottardo......................   1,322,310       2.52%          1,322,310         0               0
J&C Resources Limited...................   1,777,777       3.39%          1,777,777         0               0
B III Capital Partners, L.P.............  17,777,777      33.93%         17,777,777         0               0
Florian Homm............................   1,066,666       2.04%          1,066,666         0               0
James McCarthy Jr.......................       6,400       *                  6,400         0               0
First Dunbar Associates, Inc............      57,600       *                 57,600         0               0
First Dunbar Securities Corp............      42,666       *                 42,666         0               0
Richard Banakus.........................     355,555       *                355,555         0               0
Cass & Co. - Magnum U.S. Equity Fund....     355,555       *                355,555         0               0
Cass & Co. - Magnum Tech Fund...........      88,888       *                 88,888         0               0
Cass & Co. - Magnum Turbo Growth Fund...     177,777       *                177,777         0               0
Cass & Co. - Magnum Opportunity Fund....      88,888       *                 88,888         0               0
Cass & Co. - Magnum Capital Growth Fund.     355,555       *                355,555         0               0
Rosebud Capital Growth Fund.............     355,555       *                355,555         0               0
Stanley Hollander ......................      88,888       *                 88,888         0               0
Harvey Tauman...........................     106,666       *                106,666         0               0
Robert Rivkin...........................     339,763       *                 88,888       250,875           *
Philip W. Strauss.......................     338,888       *                 88,888       250,000           *
Joseph Motzkin..........................     104,513       *                 88,888        15,625           *
Rich Golub..............................     102,400       *                102,400         0               0
Bostar A/S..............................      17,066       *                 17,066         0               0
Egger and Company.......................      14,933       *                 14,933         0               0
Nelson Partners.........................      14,933       *                 14,933         0               0
Olympus Securities, Ltd.................       1,066       *                  1,066         0               0
Demachy Worms & Co. International Ltd...      34,133       *                 34,133         0               0
Union Bancaire Privee...................       1,066       *                  1,066         0               0
Lars E. Bernsten........................       2,133       *                  2,133         0               0
Birger Dalen............................       1,066       *                  1,066         0               0
Svein Ekjord............................       1,066       *                  1,066         0               0
Per Flring..............................       6,400       *                  6,400         0               0
Nicolai M. Gram.........................       6,400       *                  6,400         0               0
Nils Otto Holmen........................       5,333       *                  5,333         0               0
Harold Norman...........................       4,266       *                  4,266         0               0
Ellen Jaer Obargaard....................       1,066       *                  1,066         0               0
Peter Spiten............................       1,066       *                  1,066         0               0
Svein Erik Stiansen.....................       1,066       *                  1,066         0               0
Ellen og Lars H. Thorklldsen............       1,061       *                  1,061         0               0
Bjorn Tueter............................       1,061       *                  1,061         0               0
International Capital Growth Limited....     313,955       *                313,955         0               0
Skips A/S `Lodd'........................      35,555       *                 35,555         0               0
Barnfield Limited.......................     220,000       *                220,000         0               0
Heritage Finance & Trust Company........     120,000       *                120,000         0               0
Banque Privee Edmond de Rothschild S.A..     200,000       *                200,000         0               0
Comptoir Prive de Gestion S.A...........      70,000       *                 70,000         0               0
Arbinter Omnivalor S.A..................     250,000       *                250,000         0               0
Carl Bailin.............................      98,333       *                 93,333         5,000           *

TOTAL...................................  36,098,804      68.89%         35,577,304       521,500           *

----------------
*       Less than 1%

(1) Except as indicated in the other footnotes to this table or as described below with respect to the relationships of the Selling Stockholders in the Company, based on information provided by such persons and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 52,399,380 common share equivalents outstanding on February 5, 1998, consisting of 19,482,074 shares of Common Stock and 92,580 shares of Preferred Stock convertible into an aggregate of 32,917,306 shares of Common Stock. Shares of Common Stock subject to stock options that are exercisable within 60 days of February 5, 1998 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

        The relationships of the Selling Stockholders to the Company are as follows:

Name                               Relationship

Philip W. Strauss                  Chairman of the Board of Directors,
                                   Chief Executive Officer and President.

Robert Rivkin                      Director, Chief Financial Officer,
                                   Vice President, Treasurer and Secretary.

Joseph E. Motzkin                  Vice President.

B III Capital Partners, L.P.       DDJ  Capital  Management,  LLC ("DDJ")serves
                                   as the investment manager to B III Capital
                                   Partners, L.P. ("B III") and an affiliate of DDJ acts as the general partner of B III. Two
                                   Directors of Waste Systems, Judy K. Mencher and David J. Breazzano, are managing members of DDJ.

International Capital Growth
Limited A Director of Waste Systems, Jay J. Matulich, is a managing director of International Capital Growth Limited.

                              PLAN OF DISTRIBUTION

        The Shares of Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders listed above, or by pledgees, donees, transferees or other successors in interest. The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold from time to time on the Nasdaq Market on terms to be determined at the time of such sales. The Shares of Common Stock may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) private sales directly or through a broker or brokers; and (e) to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

        To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement

        The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

        In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        In the event of a "distribution" of the shares, the Selling Stockholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or maintaining the price of Common Stock in connection with this Offering.

        The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.


                            AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 606612511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 West Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities at New York, New York and Chicago, Illinois at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Stock is listed on Nasdaq Market, and the aforementioned materials may also be inspected at the offices of The Nasdaq Stock Market, Inc.
at 1735 K Street, N.W., Washington, D.C. 20006.
                                   8

        The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Common Stock being offered hereby. For further information with respect to the Company and the shares of Common Stock being offered by this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed fees at the offices of the Commission set forth above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Company's Annual Report on Form 10-K/A, as further amended by the Company's Annual Report on Form 10-K/A (Amendment No. 2); (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, as amended by the Company's Quarterly
Report on Form 10-Q/A for the quarterly period ended March 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, as amended by the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 1997, as further amended by the Company's Quarterly Report on Form 10-Q/A (Amendment No. 2) for the quarterly period ended June 30, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, as amended by the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 1997; (v) the Company's Current Report on Form 8-K dated November 25, 1997; (vi) the Company's Current Report on Form 8-K dated June 26, 1997, as amended by the Company's
Current Report on Form 8-K/A filed on July 16, 1997; (vii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A (Commission File No. 0-25998) as filed on April 28, 1995 under Section 12 of the Exchange Act; (viii) the description of the Company's Series A, Series C, Series D, Series E and Placement Agent Warrants contained in its Registration Statement on Form 8-A (Commission File No. 0-25998) as filed on June 26, 1995 under
Section 12 of the Exchange Act.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

        The Company will provide, without charge, to each person, including any owner of Common Stock, to whom a copy of this Prospectus is delivered, at the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Robert Rivkin, Chief Financial Officer, Waste Systems International, Inc., 10 Fawcett Street, Cambridge, Massachusetts 02138, telephone (617) 497-4500.

                                 LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby has been passed upon for the Company and the Selling Stockholders by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                   EXPERTS

        The consolidated financial statements of Waste Systems International, Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the consolidated financial statements is incorporated by reference herein and contains an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support the Company's cost structure which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements of Waste Systems International, Inc., incorporated by reference herein, do not include any adjustments that might result from the outcome of that uncertainty.

    No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.




TABLE OF CONTENTS                                 Page

Risk Factors...................................    2

The Company....................................    4

Registration Rights............................    5

Selling Stockholders...........................    6

Plan of Distribution...........................    7

Available Information..........................    8

Incorporation of Certain Documents
by Reference...................................    9

Legal Matters..................................    9

Experts........................................   10











          35,577,304 Shares



WASTE SYSTEMS INTERNATIONAL, INC.

             Common Stock





              PROSPECTUS















               , 1998

                                    PART II.


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized statement of all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (all of which are estimated, other than the filing fee of the Securities and Exchange Commission):

        Securities and Exchange Commission filing fee............   $    8,091
        Legal fees and expenses..........                                7,500
        Accounting fees and expenses..............................       2,000
        Blue sky fees and expenses...............................        5,000
        Miscellaneous............................................   $    5,000
                                                                      ==========
                                                                    $   27,591

Item 15.  Indemnification of Directors and Officers.

        The Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefits plans) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit or proceeding, to the extent that that person (i) acted in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the corporation (including with respect to any employee benefit plan actions in good faith and in a manner reasonably believed to be in the interests of the beneficiaries of that employee benefit plan), and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful.

        The DGCL also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above (that is, a derivative action or suit) against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense or settlement of such an action or suit if that person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless and to the extent that the Court of Chancery or the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        The DGCL further provides that (i) to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter in any such action, suit or proceeding, that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by that person in connection with that claim, issue or matter, (ii) indemnification provided for by the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and (iii) a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of a corporation against any liability asserted against that person or incurred by that person in any such capacity or arising out of that person's status as such whether or not the corporation would have the power to indemnify against such liabilities under the DGCL.

        The DGCL also provides that determinations with respect to indemnification shall be made (i) by the board of directors of a corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (ii) by independent legal counsel in a written opinion in cases where a quorum is not obtainable, or, even if obtainable when a quorum of disinterested directors so directs, or (iii) by the stockholders of the corporation.

        The DGCL contains express limitations on the ability to limit or eliminate liability to a corporation or its stockholders. Under these limitations, a director remains potentially liable for monetary damages to the corporation or the stockholders for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an improper payment of a dividend or an improper repurchase of the corporation's stock and (iv) any transaction from which a director derives an improper personal benefit.

        Article VII of the Company's Amended and Restated Certificate of Incorporation (the "Charter") provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted under the DGCL as in effect when such liability is determined. Article X of the Charter provides that the Company shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, from and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. Indemnification may include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such person to make such payments. The Company shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Company.

        Pursuant to the Company's Bylaws, each officer and non-officer employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader rights than said law permitted the Company to provide prior to such amendment), against any and all expenses incurred by such officer or non-officer employee in connection with any proceeding in which such officer or non-officer employee is involved as a result of serving or having served (a) as an officer or employee of the Company, (b) as a director, officer or employee of any subsidiary of the Company, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the written request or direction of the Company, including service with respect to employee or other benefit plans, and shall continue as to an officer or non-officer employee after he or she has ceased to be an officer or non-officer employee and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that the Company shall indemnify any such officer or non-officer employee seeking indemnification in connection with a proceeding initiated by such officer or non-officer employee only if such proceeding was authorized by the Board of Directors of the Company; and further provided that no indemnification shall be provided to an officer or to a non-officer employee with respect to a matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith and in a manner her or she reasonably believed to be in, and not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had not reasonable cause to believe his or her conduct was unlawful. In the event that a proceeding is compromised or settled prior to final adjudication so as to impose any liability or obligation upon an officer or non-officer employee, no indemnification shall be provided to said officer or non-officer employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The determination contemplated by the preceding sentence shall be made by (i) a majority vote of those Directors who are not involved in such proceeding (the "Disinterested Directors"); (ii) by the stockholders; or (iii) if directed by a majority of Disinterested Directors, by independent legal counsel in a written opinion. However, if more than half of the Directors are not Disinterested Directors, the determination shall be made by (i) a majority vote of a committee of one or more Disinterested Director(s) chosen by the Disinterested Director(s) at a regular or special meeting; (ii) by the stockholders; or (iii) by independent legal counsel chosen by the Board of Directors in a written opinion.
                                       II-2

        The Company has entered into an indemnification agreement with one of its directors, William B. Philipbar. The indemnification agreement requires, among other things, that the Company indemnify Mr. Philipbar to the fullest extent permitted by law and advance to Mr. Philipbar all related expenses. Under this agreement, the Company must also indemnify and advance all expenses incurred by Mr. Philipbar seeking to enforce his rights under the indemnification agreement, provided Mr. Philipbar prevails. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Mr. Philipbar that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 16.          Exhibits

        4.1 Superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966).

        4.2 Articles of Amendment to superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966) .

        4.3 Amended and Restated Certificate of Incorporation of the Registrant (Delaware) (Previously Filed).

        4.4 Superseded Bylaws of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

        4.5       Bylaws of the Registrant (Delaware) (Previously Filed).

        5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

        23.1      Consent of KPMG Peat Marwick L.L.P., Independent Accountants.

        23.2      Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                  5.1 hereto).

        24.1      Power of Attorney (Previously Filed).


Item 17. Undertakings

        (a)    The undersigned Registrant hereby undertakes:

               (1)    To file,  during any  period in which  offers or sales are
                      being   made,   a   post-effective   amendment   to   this
                      Registration Statement:

                      (i)    To include any prospectus required by Section 10(a)
                             (3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
                                             II-3
        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer,or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on February 9, 1998.

                       WASTE SYSTEMS INTERNATIONAL, INC.


                     By:               /s/ Philip W. Strauss
                                        Philip W. Strauss
                                        President



        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

        Signature               Title                                Date


/s/ Philip W. Strauss   President, Chief Executive
 Philip W. Strauss      Officer Director and
                        (Principal Executive Officer)         February 9, 1998




/s/ Robert Rivkin       Vice President, CFO
Robert Rivkin           and Director
                        (Principal Financial Officer
                        and Accounting Officer)              February 9, 1998

*                       Director                             February 9, 1998
----------------------
David Breazzano


*                       Director                             February 9, 1998
----------------------
Charles Johnston


*                       Director                             February 9, 1998
---------------------
Jay Matulich


*                       Director                             February 9, 1998
---------------------
Judy Mencher


*                       Director                             February 9, 1998
----------------------
William B. Philipbar


*By:      /s/ Philip W. Strauss
            Philip W. Strauss
            Attorney-in-Fact

                               Index of Exhibits

4.1 Superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's
         Registration Statement on Form S-1, No. 33-93966).

4.2 Articles of Amendment to superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966) .

4.3 Amended and Restated Certificate of Incorporation of the Registrant (Delaware) (Previously Filed).

4.4 Superseded Bylaws of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

4.5      Bylaws of the Registrant (Delaware) (Previously Filed).

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

23.1     Consent of KPMG Peat Marwick L.L.P., Independent Accountants.

23.2     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto)

24.1     Power of Attorney (Previously Filed).

Exhibit 5.1

                                February 9, 1998

Waste Systems International, Inc.
10 Fawcett Street
Cambridge, Massachusetts 02138

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is rendered to you in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-37217) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale, from time to time, by certain selling stockholders of Waste Systems International, Inc. (the "Company") of up to 35,577,304 shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Common Stock").

        We have acted as counsel to the Company in connection with the preparation of the Registration Statement. For purposes of this opinion, we have examined the Certificate of Incorporation and Bylaws, as amended and restated, of the Company; such records of the corporate proceedings of the Company as we have deemed material; the Registration Statement and all exhibits thereto; and such other documents as we have deemed necessary to enable us to render this opinion.

        In rendering the opinions expressed herein, we assume that all steps necessary to comply with the registration requirements of the Securities Act and with applicable requirements of state law regulating the sale of securities will be duly taken.

        Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been authorized for issuance and are validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement and the Prospectuses contained therein.

                                           Very truly yours,

                                           /s/ Goodwin, Procter & Hoar LLP

                                           GOODWIN, PROCTER & HOAR LLP

Exhibit 23.1

                                                  INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
Waste Systems International, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 28, 1997 includes an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support its cost structure, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements incorporated by reference herein do not include any adjustments that might result from the outcome of that uncertainty.


                                                        KPMG Peat Marwick LLP

Boston, Massachusetts
February 9, 1998